Exhibit 99.1

Courier Reports Third-Quarter Results

Net Income of $.14 Per Share As Recession Slows Sales

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--July 16, 2009--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended June 27, 2009, the third quarter of its 2009 fiscal year. With the nationwide recession continuing to dampen sales in both of Courier’s business segments, consolidated third-quarter revenues were $61.4 million, down from $73.4 million in last year’s third quarter. Yet by the end of the quarter, an increase in four-color textbook orders, combined with other market factors, suggest a stronger finish to the fiscal year. Net income for the third quarter was $1.6 million or $.14 per diluted share, versus a loss of $12.4 million or $1.01 per diluted share in the third quarter of fiscal 2008, though the fiscal 2008 results included the effect of a non-cash impairment charge of $23.9 million or $1.27 per diluted share. Excluding that impairment charge, net income in fiscal 2008’s third quarter was $3.1 million or $.26 per diluted share.

For the first nine months of fiscal 2009, Courier sales were $180.4 million, down from $204.0 million in 2008. Net loss through nine months was $8.9 million or $.75 per diluted share, versus a loss of $7.6 million or $.61 per diluted share a year ago. The year-to-date loss in fiscal 2009 reflects $19.4 million in restructuring and impairment charges taken earlier in the year. Excluding these restructuring and impairment charges, net income for the first nine months of fiscal 2009 was $3.6 million or $.31 per diluted share. Excluding the 2008 impairment charge referred to above, net income for the first nine months of fiscal 2008 was $7.9 million or $.64 per diluted share.

With consumer spending down and book retailers managing inventory tightly, Courier’s third-quarter publishing sales were down, but less so than earlier in the year, with a single-digit decline at Dover Publications and sales at Research & Education Association (REA) essentially flat from 2008. While Creative Homeowner sales were down 38%, most of that decline was the result of the winding-down of its book distribution services earlier in the year.

Revenues were also down in Courier’s book manufacturing segment, reflecting declines in all three of the company’s principal book markets. Despite the late surge in four-color orders, education, religious and specialty trade sales were all below fiscal 2008 levels as a result of the weak economy and its impact on school budgets, consumer spending and fundraising by religious organizations. Net income for the segment was off significantly from a year ago but up from the prior quarter, largely as a result of the completion of earlier cost-reduction measures.

“Our third-quarter performance inevitably reflected macroeconomic trends across the country and around the world,” said Courier Chairman and Chief Executive Officer James F. Conway III. “Faced with the challenging economy, we continued to take pains to operate as efficiently as possible while distinguishing ourselves competitively by helping customers weather similar storms in their own businesses. As a result, we came through the quarter with our financial position still solid and our key relationships stronger than ever. While challenges remain across the board, as the quarter progressed several trend lines turned less negative than we had seen in months. We were particularly pleased to end the quarter with our plant in Kendallville, Indiana operating at capacity and with continued strong cash flow, which enabled us to reduce our debt by $3.6 million from a year ago. And as always, we were pleased to serve our investors with this morning’s declaration of a quarterly dividend of $.21 per share, the same as last quarter.”

Book manufacturing: managing through the cycle

Courier’s book manufacturing segment had third-quarter sales of $52.7 million, down from $63.2 million in last year’s third quarter, with operating income of $3.7 million, versus $8.1 million a year ago. Gross profit in the segment was $9.9 million, or 19% of sales, down from $15.7 million, or 25% of sales, in the third quarter of fiscal 2008. The decline reflected the recession’s broad impact on sales, pricing pressure and capacity utilization, as well as a decline in revenue from recycled paper.

For the first nine months of fiscal 2009, book manufacturing sales were $153.5 million, down 8% from the first nine months of fiscal 2008. The segment’s operating income through nine months was $6.7 million, including restructuring costs of $3.3 million nearly all of which was incurred in the second quarter. For the first nine months of fiscal 2008, operating income was $15.8 million. Gross profit through the first nine months of fiscal 2009 was $26.5 million or 17% of sales, down from $38.8 million or 23% of sales last year.

The book manufacturing segment focuses on three markets: education, religion, and specialty trade. Sales to the education market were down 18% in the quarter and down 8% for the fiscal year to date, with growth in higher education sales offset by continued weakness at the elementary and high school levels, as local and state governments continued to wrestle with budget shortfalls. Sales to the religious market were also down 18% from last year’s third quarter and were down 10% through nine months, reflecting a difficult fundraising environment. Sales to the specialty trade market were down 10% from last year’s third quarter, but flat through the first nine months of fiscal 2009. Even sales of four-color books, normally a Courier strength, were off during the quarter, reflecting the breadth and depth of the recession, though on a year-to-date basis they remained ahead of fiscal 2008.

“It was a challenging quarter across the board,” said Mr. Conway. “With the recession hitting nearly every sector of the economy, customers in all of our book manufacturing markets were affected, and we were along with them. There were some positive developments, including continued sales growth in the higher education market and an end-of-quarter upsurge in orders in anticipation of the coming school year. Also, while sales to the religious market were down, our long experience and strong relationships in this market give us confidence that they will return to historical levels before long.

“In managing through past recessions, we have been helped greatly by our passionate commitment to customers and proven ability to meet their needs in demanding circumstances. These traits have served us well again this year, as we have worked closely with customers to deliver outstanding quality on short notice across a wide range of run lengths. Equally important, once again we have shown ourselves willing to invest across economic cycles in innovations that will help our customers going forward. Starting in the depths of the last recession, we invested heavily in four-color capacity at our Kendallville plant; this quarter we committed to investing in state-of-the-art digital printing through a relationship with HP. At the same time, we have continued to attract growing attention from environmentally responsible publishers with our Green Edition capabilities. By operating efficiently, investing prudently and continuing to provide exceptional service, I’m confident we will not only get through the recession, but become a stronger competitor in the process.”

Specialty publishing: offering value to cautious consumers

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening.

Third-quarter revenues for the segment were $11.3 million, down 15% from $13.4 million in last year’s third quarter. Creative Homeowner sales were down 38%, but mostly due to its cessation of book distribution activities earlier in the year; its operating loss was $581,000, versus a loss of $3.1 million in last year’s third quarter. Dover sales were down 8% in the quarter, though the decline was less than in the previous two quarters. REA sales were virtually unchanged from last year, also a significant improvement over the sales declines of the previous quarters. Overall, the segment’s third-quarter operating loss was $624,000, versus a loss of $2.5 million last year. Gross profit was $4.2 million or 37% of sales, versus $3.3 million or 25% of sales in last year’s third quarter.

For the first nine months of fiscal 2009, specialty publishing sales were $34.9 million, down 23% from $45.4 million in fiscal 2008. The segment’s year-to-date operating loss was $3.1 million including approximately $500,000 in severance costs, versus a loss of $1.4 million last year. Of the current-year loss, Creative Homeowner accounted for $2.5 million.

“Our publishing businesses did their best to fend off the combined effects of a shrinking economy, weak consumer confidence and the continuing trough in the housing sector,” said Mr. Conway. “Dover expanded its children’s line with several well-received titles. Creative Homeowner continued to win awards for editorial quality while reaching for a broader audience with value-priced SmartGuides. And REA gained increased shelf presence and sell-through with the relaunch of its Advanced Placement Test Prep series. All these initiatives were valuable and will continue. Yet we know that the biggest boost will come when consumers and book retailers feel renewed confidence in their financial prospects. In the meantime, we are operating with more focus and efficiency than ever to capture the opportunities that are out there and build our brands for the better times to come.”

Outlook

“With three tough quarters behind us, we are cautiously optimistic about the fourth,” said Mr. Conway. “We have no illusions about the depth of the current recession and the continuing challenges faced by companies and consumers everywhere. Fortunately, we face them with solid finances, an exceptionally efficient infrastructure and a reputation that continues to open doors for us every day. Past recessions have taught us to combine discipline with continued innovation, and we are doing that this time, too. Over the course of the year we have repeatedly taken steps to bring costs in line with market conditions, and we will continue to benefit from these measures when the economy turns. In the meantime, we are well positioned to maximize our share of business through superior service.

“While forecasting remains difficult, we expect fourth-quarter performance to be our strongest of the year, as schools and colleges prepare for the new academic year and retailers prepare to make the most of their fall and holiday seasons. At the same time, we believe our sales outlook reflects the realities of today’s economy and conditions in our industry.

“For the remainder of fiscal 2009, we expect sales of between $69 million and $72 million, with earnings per diluted share of $.50 to $.60, excluding restructuring and impairment charges, compared to $.59 last year. For fiscal 2009 overall, we project total sales of between $249 million and $252 million, versus $280 million in fiscal 2008. And we expect full-year earnings per share of $.81 to $.91, excluding the restructuring and impairment charges, compared to net income of $1.22 per diluted share in fiscal 2008, excluding last year’s impairment charge.

“Factors not incorporated into our guidance include the potential impact of continued weakness in the credit markets on customers, competitors and vendors in both of our business segments, and the possibility of future impairment or restructuring charges.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Courier’s EBITDA, excluding restructuring and impairment charges, was $22.3 million, for the first nine months of fiscal 2009, compared to $30.2 million last year. For the full year, we expect EBITDA to be between $37 million and $39 million, compared to $46 million last year.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

Forward-Looking Information:

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$61,390	$73,378	$180,397	$204,028
Cost of sales	47,313	54,364	141,269	148,904

Gross profit	14,077	19,014	39,128	55,124

Selling and administrative expenses	11,305	13,600	36,462	41,490
Impairment charge (1)	-	23,850	15,607	23,850

Operating income (loss)	2,772	(18,436)	(12,941)	(10,216)

Interest expense, net	153	322	574	889

Income (loss) before taxes	2,619	(18,758)	(13,515)	(11,105)

Income tax provision (benefit)	1,007	(6,386)	(4,657)	(3,532)

Net income (loss)	$1,612	($12,372)	($8,858)	($7,573)

Net income (loss) per diluted share	$0.14	($1.01)	($0.75)	($0.61)

Cash dividends declared per share	$0.21	$0.20	$0.63	$0.60

Wtd. average diluted shares outstanding	11,861	12,252	11,844	12,397

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$52,691	$63,187	$153,472	$166,253
Specialty Publishing	11,327	13,362	34,888	45,376
Elimination of intersegment sales	(2,628)	(3,171)	(7,963)	(7,601)
Total	$61,390	$73,378	$180,397	$204,028

Operating income (loss):
Book Manufacturing	$3,740	$8,104	$6,676	$15,801
Specialty Publishing	(624)	(2,516)	(3,117)	(1,389)
Impairment charge (1)	-	(23,850)	(15,607)	(23,850)
Stock based compensation	(347)	(213)	(1,072)	(955)
Intersegment profit	3	39	179	177
Total	$2,772	($18,436)	($12,941)	($10,216)

(1) In the second quarter of this fiscal year, the Company recorded a $15.6 million non-cash pre-tax impairment charge related to Dover Publications, Inc., which on an after-tax basis, was $10.1 million, or $0.86 per diluted share. In the prior year's third quarter, the Company recorded a $23.9 million non-cash pre-tax impairment charge related to Creative Homeowner, which on an after-tax basis was $15.5 million, or $1.27 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$52,691	$63,187	$153,472	$166,253
Cost of sales	42,824	47,536	126,964	127,415

Gross profit	9,867	15,651	26,508	38,838

Selling and administrative expenses	6,127	7,547	19,832	23,037

Operating income	$3,740	$8,104	$6,676	$15,801

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$11,327	$13,362	$34,888	$45,376
Cost of sales	7,120	10,041	22,447	29,268

Gross profit	4,207	3,321	12,441	16,108

Selling and administrative expenses	4,831	5,837	15,558	17,497

Operating loss	($624)	($2,516)	($3,117)	($1,389)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 27,	September 27,
ASSETS	2009	2008

Current assets:
Cash and cash equivalents	$127	$178
Investments	892	820
Accounts receivable	36,117	45,626
Inventories	39,545	37,166
Deferred income taxes	4,581	4,680
Other current assets	3,869	1,528
Total current assets	85,131	89,998

Property, plant and equipment, net	88,810	95,692
Goodwill and other intangibles	28,075	43,832
Prepublication costs	9,001	9,595
Other assets	1,619	1,381

Total assets	$212,636	$240,498

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$93	$93
Accounts payable	10,174	16,966
Accrued taxes	730	3,560
Other current liabilities	12,653	12,557
Total current liabilities	23,650	33,176

Long-term debt	24,524	23,646
Deferred income taxes	775	4,687
Other liabilities	2,478	2,765

Total liabilities	51,427	64,274

Total stockholders' equity	161,209	176,224

Total liabilities and stockholders' equity	$212,636	$240,498

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF FREE CASH FLOW (Unaudited)
(In thousands)

	For the Nine Months Ended
	June 27,	June 28,
	2009	2008

Operating Activities:
Net loss	($8,858)	($7,573)
Adjustments to reconcile net loss to cash provided from operating activities:

Depreciation and amortization	15,824	16,607
Impairment charge	15,607	23,850
Stock based compensation	1,073	955
Deferred income taxes	(3,813)	(5,098)
Changes in working capital	(4,737)	(9,581)
Other, net	(150)	(855)

Cash provided from operating activities	14,946	18,305

Investments in organic growth:
Capital expenditures	(5,601)	(7,755)
Prepublication costs	(3,119)	(3,689)

Free cash flow	6,226	6,861

Financing Activities:
Long-term borrowings, net	878	10,755
Cash dividends	(7,495)	(7,469)
Proceeds from stock plans	412	1,269
Stock repurchases	-	(12,055)
Other	(72)	33

Cash used for financing activities	(6,277)	(7,467)

Decrease in cash and cash equivalents	($51)	($606)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Capital expenditures	($5,601)	($7,755)
Prepublication costs	(3,119)	(3,689)
Other	(72)	-
Cash used for investing activities	($8,792)	($11,444)

Other non-GAAP measures - EBITDA:
Net income	($8,858)	($7,573)
Provision for income taxes	(4,657)	(3,532)
Interest expense, net	574	889
Depreciation and amortization	15,824	16,607
Impairment charge	15,607	23,850
Restructuring costs	3,794	-
EBITDA, excluding impairment and restructuring charges	$22,284	$30,241

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including Free Cash Flow and EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

COURIER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

	Quarter Ended			Nine Months Ended
BOOK MANUFACTURING SEGMENT	June 27, 2009			June 27, 2009
	GAAP	Restruc-	Non-	GAAP	Restruc-	Non-
	Basis	turing	GAAP	Basis	turing	GAAP
	Measures	Costs (1)	Measures	Measures	Costs (1)	Measures

Net sales	$52,691		$52,691	$153,472		$153,472
Cost of sales	42,824	(65)	42,759	126,964	(2,819)	124,145

Gross profit	9,867	65	9,932	26,508	2,819	29,327

Selling and administrative expenses	6,127	-	6,127	19,832	(491)	19,341

Operating income (loss)	$3,740	$65	$3,805	$6,676	$3,310	$9,986

	Quarter Ended			Nine Months Ended
SPECIALTY PUBLISHING SEGMENT	June 27, 2009			June 27, 2009
	GAAP	Restruc-	Non-	GAAP	Restruc-	Non-
	Basis	turing	GAAP	Basis	turing	GAAP
	Measures	Costs (1)	Measures	Measures	Costs (1)	Measures

Net sales	$11,327		$11,327	$34,888		$34,888
Cost of sales	7,120	-	7,120	22,447	(107)	22,340

Gross profit	4,207	-	4,207	12,441	107	12,548

Selling and administrative expenses	4,831	-	4,831	15,558	(377)	15,181

Operating income (loss)	($624)	$0	($624)	($3,117)	$484	($2,633)

(1)	Restructuring costs include employee severance expenses related to cost savings initiatives in both of the Company's segments as well as ceasing Creative Homeowner's distribution service within the Specialty Publishing segment. Restructuring costs also include expenses related to closing the Book-mart Press manufacturing facility within the Book Manufacturing segment.

	Quarter Ended			Nine Months Ended
	June 27, 2009			June 27, 2009
	Book	Specialty		Book	Specialty
	Manufacturing	Publishing	Total	Manufacturing	Publishing	Total
	Segment	Segment	Company	Segment	Segment	Company

Employee severance expenses	$65	$0	$65	$2,819	$484	$3,303
Facility closure costs	-	-	-	491	-	491

Total restructuring costs	$65	$0	$65	$3,310	$484	$3,794

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com